Filed Pursuant to Rule 424(b)(2) Registration No. 333-186166

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
4.30% Senior Notes due 2023	$250,000,000	99.638%	$249,095,000	$34,100

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Prospectus Supplement

(To Prospectus dated January 24, 2013)

$250,000,000 4.30% Senior Notes due 2023

We are offering $250,000,000 aggregate principal amount of 4.30% Senior Notes due 2023. The notes will mature on February 1, 2023. Interest on the notes will accrue from January 29, 2013 and be payable on February 1 and August 1 of each year, commencing on August 1, 2013.

We will have the right at our option to redeem the notes, in whole or in part, at any time or from time to time, at the redemption price described in this prospectus supplement under “Description of the notes—Optional redemption.”

The notes will be our general senior unsecured obligations and will rank equally in right of payment with our existing and future senior unsecured indebtedness.

The notes are a new issue of securities with no established trading market. We have not applied and do not intend to apply for listing of the notes on any securities exchange or for the inclusion of the notes on any automated dealer quotation system.

See “Risk factors” on page S-9 for a discussion of certain risks that should be considered in connection with an investment in the notes.

	Price to Public(1)	Underwriting Discount	Proceeds to us (before expenses)

Per note	99.638%	0.650%	98.988%

Total	$249,095,000	$1,625,000	$247,470,000
(1)	Plus accrued interest, if any, from January 29, 2013.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes through the book-entry delivery system of The Depository Trust Company and its direct participants, including Euroclear Bank SA/NV and Clearstream Banking, société anonyme, on or about January 29, 2013.

Joint Book-Running Managers

J.P. Morgan	Wells Fargo Securities	US Bancorp

Co-Managers

Barclays	BMO Capital Markets	KeyBanc Capital Markets	Mitsubishi UFJ Securities

The date of this prospectus supplement is January 24, 2013

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the notes and contains certain information relating to us and our business, financial condition and results of operations. The second part is the accompanying prospectus dated January 24, 2013, which we refer to as the “accompanying prospectus.” The accompanying prospectus contains more general information about debt securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement and the accompanying prospectus also incorporate by reference important information about us and other information you should know before purchasing the notes.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus filed by us with the Securities and Exchange Commission, or the SEC. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any such free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are not, and the underwriters are not, making an offer of the notes in any jurisdiction where the offer or sale is not permitted.

In this prospectus supplement, unless otherwise stated or the context otherwise requires, references to “the Company,” “we,” “us” and “our” and all similar references are to First American Financial Corporation and its consolidated subsidiaries or, for the periods prior to June 1, 2010, to the businesses of The First American Corporation, or TFAC, that became part of First American Financial Corporation in connection with the Separation (as defined below). However, in the “Description of the notes” and related summary sections of this prospectus supplement and the “Description of the debt securities” section of the accompanying prospectus, references to “the Company,” “we,” “us” and “our” are to First American Financial Corporation only and not to any of its subsidiaries. In this prospectus supplement, unless otherwise stated or the context otherwise requires, references to “the indenture” are to the indenture governing the notes, as supplemented by the first supplemental indenture.

Market and industry data

This prospectus supplement and the documents incorporated by reference herein include market share and industry data and forecasts that we have obtained from market research, publicly available information and industry publications. Some of the sources from which we have obtained information are the Mortgage Bankers Association and the American Land Title Association. Although we believe all of our sources are reliable, the information relied on and referred to in this prospectus supplement and the documents incorporated by reference herein has not been verified by any independent sources, and we do not guarantee the accuracy and completeness of such information.

S-i

Incorporation by reference

The SEC allows us to incorporate by reference information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document with the SEC. Notwithstanding the above, we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules.

We incorporate by reference in this prospectus supplement the documents set forth below that have been previously filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on February 27, 2012;

•	our Proxy Statement on Schedule 14A, filed on April 9, 2012;

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2012, June 30, 2012 and September 30, 2012, filed on May 1, 2012, July 30, 2012 and October 26, 2012, respectively;

•	our Current Reports on Form 8-K, filed on April 20, 2012, May 16, 2012, November 13, 2012, and November 14, 2012 (to the extent such reports are filed); and

•

any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, on or after the date of this prospectus supplement and before the termination of this offering.

Any reports filed by us with the SEC on or after the date of this prospectus supplement and before the date that the offering of the notes by means of this prospectus supplement and the accompanying prospectus is terminated will automatically update and, where applicable, supersede any information contained or incorporated by reference in this prospectus supplement.

To obtain copies of these filings, see “Where you can find more information” of the accompanying prospectus.

S-ii

Summary

The following summary highlights information contained or incorporated by reference in this prospectus supplement. It does not contain all of the information that you should consider before investing in the notes. You should carefully read this entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated herein and therein by reference, including the financial statements and the accompanying notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus. You should also carefully consider the matters discussed under “Risk factors.”

First American Financial Corporation

Through our subsidiaries, we are engaged in the business of providing financial services through our title insurance and services segment and our specialty insurance segment. The title insurance and services segment provides title insurance, closing and/or escrow services and similar or related services domestically and internationally in connection with residential and commercial real estate transactions. We also maintain, manage and provide access to title plant records and images and provide banking, trust and investment advisory services. Our specialty insurance segment issues property and casualty insurance policies and sells home warranty products.

First American Financial Corporation was incorporated in the state of Delaware in January 2008 to serve as the holding company of TFAC’s financial services businesses following the spin-off of those businesses from TFAC, or the Separation. The Separation was consummated on June 1, 2010, at which time our common stock was listed on the New York Stock Exchange under the ticker symbol “FAF.” In connection with the Separation, TFAC reincorporated in Delaware and assumed the name CoreLogic, Inc., or CoreLogic. The businesses operated by our subsidiaries have, in some instances, been in existence since the late 1800s.

Title insurance and services segment

Our title insurance and services segment issues title insurance policies on residential and commercial property in the United States and offers similar or related products and services internationally. This segment also provides closing and/or escrow services, accommodates tax-deferred exchanges of real estate, maintains, manages and provides access to title plant records and images and provides banking, trust and investment advisory services. We conduct our title insurance and closing business through a network of direct operations and agents. Through this network, we issue policies in the 49 states that permit the issuance of title insurance policies and the District of Columbia. We also offer title insurance, closing services and similar or related products and services, either directly or through partners in several countries, including Canada, the United Kingdom and various other established and emerging markets. During 2012, we experienced an increase in the number of closed residential purchase orders as a result of the continued recovery of the housing market and a significant increase in closed residential refinance orders driven by favorable mortgage rates. We also saw an increase in closed commercial and default orders during 2012.

Specialty insurance segment

Property and Casualty Insurance. Our property and casualty insurance business provides insurance coverage to residential homeowners and renters for liability losses and typical hazards such as fire, theft, vandalism and other types of property damage. We are licensed to issue policies in all 50 states and the District of Columbia and actively issue policies in 43 states. In California, we also offer preferred risk auto insurance. We market our property and casualty insurance business using both direct distribution channels, including cross-selling through our existing closing-service activities, and through a network of independent brokers.

Home Warranties. Our home warranty business provides residential service contracts that cover residential systems, such as heating and air conditioning systems, and certain appliances against failures that occur as the result of normal usage during the coverage period. Our home warranty business currently operates in 39 states and the District of Columbia. We market our home warranty business through real estate brokers and agents, but also directly to consumers.

The Offering

The following is a brief summary of the terms and conditions of this offering. It does not contain all of the information that you need to consider in making your investment decision. For a more complete understanding of the notes, you should read the section of this prospectus supplement entitled “Description of the notes.”

Issuer	First American Financial Corporation.

Securities offered	$250,000,000 aggregate principal amount of 4.30% Senior Notes due 2023.

Maturity date	February 1, 2023.

Interest rate	4.30% per annum.

Interest payment dates	Interest on the notes will be paid semi-annually on February 1 and August 1 of each year, beginning on August 1, 2013.

Ranking	The notes:

•	will be our general senior unsecured obligations;

•	will not be guaranteed by any of our subsidiaries;

•	will rank equally in right of payment with our existing and future senior unsecured indebtedness; and

•	will be effectively subordinated to all liabilities of our subsidiaries and to all of our secured indebtedness to the extent of the value of the collateral securing such indebtedness.

Assuming we had completed this offering on September 30, 2012, the notes would have been effectively subordinated to $72.5 million of notes and contracts payable of our subsidiaries owed to third parties. In addition, the notes would have been effectively subordinated to $83.9 million of intercompany indebtedness under our Second Amended and Restated Secured Promissory Note, dated as of September 30, 2012, to the extent of the value of the collateral securing such indebtedness.

Optional redemption	We will have the right at our option to redeem the notes, in whole or in part, at any time or from time to time, at the redemption price described under “Description of the notes—Optional redemption” in this prospectus supplement.

Covenants	The indenture governing the notes will, among other things, limit our ability to:

•	create liens; and

•	consolidate, merge or convey, transfer or lease all or substantially all of our assets.

Each of the covenants is subject to a number of important exceptions and qualifications. See “Description of the notes—Certain covenants.”

Use of proceeds	We estimate that the net proceeds we will receive from this offering will be approximately $246.7 million, after deducting the underwriting discount and estimated expenses of this offering payable by us. We intend to use the net proceeds from the sale of the notes to repay all borrowings outstanding under our revolving credit facility and for general corporate purposes.

Conflicts of interest	We intend to use a portion of the net proceeds from the sale of the notes to repay all borrowings outstanding under our revolving credit facility. Affiliates of each of the underwriters are lenders under our revolving credit facility and will receive a portion of the net proceeds from this offering pursuant to such repayment. Each of the underwriters whose affiliates will receive at least 5% of the net proceeds of this offering pursuant to such repayment is considered by the Financial Industry Regulatory Authority, or FINRA, to have a conflict of interest in regards to this offering. As such, this offering is being conducted in accordance with the applicable requirements of FINRA Rule 5121 regarding the underwriting of securities of a company with a member that has a conflict of interest within the meaning of that rule. Under Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering, because the offering is of a class of securities that are rated investment grade, as defined in Rule 5121.

Form and denomination	The notes will be issued in the form of one or more fully registered global securities, without coupons, in denominations of $2,000 in principal amount and integral multiples of $1,000 in excess thereof. These global securities will be deposited with the trustee as custodian for, and registered in the name of, a nominee of The Depository Trust Company, or DTC. Except in limited circumstances, notes in certificated form will not be issued or exchanged for interests in global securities.

Trading	The notes are a new issue of securities with no established trading market. We have not applied and do not intend to apply for listing of the notes on any securities exchange or for the inclusion of the notes on any automated dealer quotation system. The underwriters have advised us that they currently intend to make a market in the notes, but they are not obligated to do so and may, in their sole discretion, discontinue market-making at any time without notice. See “Underwriting (Conflicts of Interest)—New issue of notes” in this prospectus supplement for more information about possible market-making by the underwriters.

Trustee	U.S. Bank National Association.

Risk factors	You should carefully consider the information set forth in the “Risk factors” section of this prospectus supplement, as well as all other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding whether to invest in the notes.

Summary consolidated financial data

The following tables present our summary consolidated financial data as of and for the periods ended on the dates indicated below. We have derived the summary consolidated financial data as of December 31, 2011 and 2010 and for each of the years ended December 31, 2011, 2010 and 2009 from our audited consolidated financial statements and notes related thereto included in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference into this prospectus supplement, except for certain reclassifications that were made to conform to the presentation of the September 30, 2012 summary consolidated financial data. The summary consolidated financial data for the nine months ended September 30, 2012 and 2011, and the summary consolidated financial data as of September 30, 2012, have been derived from our unaudited financial statements included in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2012, which is incorporated by reference into this prospectus supplement. The summary consolidated financial data as of September 30, 2011, has been derived from our unaudited financial statements included in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2011, which is not included or incorporated by reference into this prospectus supplement. The summary consolidated financial data as of December 31, 2009 and for the year ended December 31, 2008, have been derived from our audited consolidated financial statements and notes related thereto included in our Annual Report on Form 10-K for the year ended December 31, 2010, which is not included or incorporated by reference into this prospectus supplement, except for certain reclassifications that were made to conform to the presentation of the September 30, 2012 summary consolidated financial data. The summary consolidated financial data as of December 31, 2008 and 2007 and for the year ended December 31, 2007, have been derived from our audited financial statements included in the Information Statement attached as an exhibit to our Form 8-K, filed with the SEC on May 28, 2010, and from our books and records, neither of which are included or incorporated by reference into this prospectus supplement, except for certain reclassifications that were made to conform to the presentation of the September 30, 2012 summary consolidated financial data. Our unaudited financial statements were prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal, recurring adjustments necessary for a fair statement of the information set forth therein. Interim results are not necessarily indicative of the results to be expected for an entire fiscal year.

We became a publicly traded company in connection with our spin-off from our prior parent, TFAC, following the consummation of the Separation on June 1, 2010. Our historical financial statements for the periods prior to June 1, 2010 have been derived from the consolidated financial statements of TFAC and represent carve-out stand-alone combined financial statements. The combined financial statements for the periods prior to June 1, 2010 include items attributable to us and allocations of general corporate expenses from TFAC. As a result, our consolidated financial data for the periods prior to June 1, 2010 does not necessarily reflect what our financial position or results of operations would have been if we had been operated as a stand-alone public entity during the periods covered prior to June 1, 2010, and may not be indicative of our future results of operations and financial position.

Because the data in these tables is only a summary, you should read our audited and unaudited consolidated financial statements, including the related notes thereto, incorporated herein by reference, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the nine months ended September 30, 2012, each of which is incorporated herein by reference, as well as the other information we have incorporated by reference into this prospectus supplement.

	Year ended December 31,					Nine months ended September 30,
	2011	2010	2009	2008	2007	2012	2011

	(dollars and title orders in thousands)

Statements of Income Data:

Revenues:
Direct premiums and escrow fees	$1,634,177	$1,663,498	$1,760,571	$1,879,772	$2,481,175	$1,446,920	$1,189,605
Agent premiums	1,491,943	1,517,704	1,524,120	1,709,640	2,637,105	1,220,375	1,114,390
Other income and losses	694,454	725,410	762,143	778,313	957,852	597,703	520,013

Total revenues	3,820,574	3,906,612	4,046,834	4,367,725	6,076,132	3,264,998	2,824,008

Expenses:
Personnel costs	1,178,368	1,206,683	1,209,713	1,375,216	1,795,375	971,462	868,703
Premiums retained by agents	1,195,282	1,222,274	1,229,229	1,364,046	2,111,798	978,703	893,382
Other operating expenses	761,878	811,372	916,318	1,064,369	1,297,894	607,908	578,373
Provision for policy losses and other claims	420,136	320,874	346,714	509,563	875,855	288,276	318,926
Depreciation and amortization	76,889	80,642	84,212	96,865	95,716	54,944	56,984
Premium taxes	45,663	37,780	36,484	46,366	65,720	36,546	34,359
Interest	12,065	14,881	19,819	27,215	42,607	7,437	9,104

Total expenses	3,690,281	3,694,506	3,842,489	4,483,640	6,284,965	2,945,276	2,759,831

Income (loss) before income taxes	130,293	212,106	204,345	(115,915)	(208,833)	319,722	64,177
Income taxes	51,714	83,150	70,068	(43,433)	(86,387)	111,196	25,976

Net income (loss)	78,579	128,956	134,277	(72,482)	(122,446)	208,526	38,201
Less: Net income attributable to noncontrolling interests	303	1,127	11,888	11,523	20,537	762	152

Net income (loss) attributable to the Company	$78,276	$127,829	$122,389	$(84,005)	$(142,983)	$207,764	$38,049

Other Financial Data:
Cash provided by (used for) operating activities	$136,674	$157,007	$233,587	$110,441	$(60,636)	$251,495	$35,706
Cash provided by (used for) investing activities	$(26,103)	$(275,336)	$28,118	$(804,580)	$(382,061)	$(199,136)	$33,745
Cash provided by (used for) financing activities	$(418,164)	$217,241	$(354,059)	$511,403	$(201,725)	$272,998	$(161,199)
Ratio of earnings to fixed charges(1)	3.6	4.6	3.7	$107,934 (2)	$206,772 (2)	10.0	2.7

Other Data:
Title orders opened(3)	1,254	1,469	1,771	1,780	2,221	1,227	934
Title orders closed(3)	918	1,079	1,301	1,239	1,538	856	668

	As of December 31,					As of September 30,
	2011	2010	2009	2008	2007	2012	2011

	(dollars in thousands)
Balance Sheet Data:
Investments	$2,642,917	$2,683,038	$2,428,344	$2,379,867	$1,906,035	$2,914,623	$2,567,996
Cash and cash equivalents	418,299	728,746	631,297	723,651	906,387	745,372	630,968
Title plants and other indexes	513,998	504,606	488,135	490,231	471,918	516,448	510,969
Goodwill	818,420	812,031	800,986	806,201	827,308	836,147	812,304
Total assets	5,362,210	5,821,612	5,530,281	5,720,757	5,354,531	5,999,298	5,556,259
Deposits	1,093,236	1,482,557	1,153,574	1,298,221	743,685	1,415,705	1,356,683
Reserve for known and incurred but not reported claims	1,014,676	1,108,238	1,227,757	1,326,282	1,332,337	976,825	1,058,903
Notes and contracts payable	299,975	293,817	119,313	153,969	306,582	272,497	278,924
Allocated portion of TFAC debt(4)	—	—	140,000	140,000	—	—	—
Total stockholders’ equity or TFAC’s invested equity	2,028,600	1,980,093	2,019,800	1,891,841	1,930,774	2,280,797	1,976,246
Total equity	2,034,939	1,993,721	2,032,851	1,974,265	2,040,458	2,285,805	1,983,796

(1)	For purposes of calculating this ratio, earnings consist of income (loss) before income taxes adjusted to exclude income or loss from equity investees and amortization of capitalized interest, plus distributed income of equity investees and fixed charges. Fixed charges are the sum of interest expense, amortization of deferred financing costs and one third of rent expense, which represents our reasonable approximation of the interest factor.

(2)	For periods in which earnings before fixed charges were insufficient to cover fixed charges, the dollar amount of coverage deficiency, instead of the ratio, is disclosed.

(3)	Title order volumes are those processed by our direct domestic title operations and do not include orders processed by agents.

(4)	Prior to the Separation, a portion of TFAC’s combined debt, in the amount of $140.0 million, was allocated to us based on amounts directly incurred for our benefit. In connection with the Separation, we borrowed $200.0 million under our revolving credit facility and transferred such funds to CoreLogic, which fully satisfied our $140.0 million allocated portion of TFAC debt.

Risk factors

Investing in the notes involves risks. Before making a decision to invest in the notes, you should carefully consider the risks described under “Risk Factors” in Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as the risks set forth below. See “Where you can find more information” in the accompanying prospectus.

Our indebtedness could adversely affect us by reducing our flexibility to respond to changing business and economic conditions.

As of September 30, 2012, on a pro forma basis after giving effect to this offering and the application of net proceeds therefrom as described in “Use of proceeds,” we would have had approximately $322.5 million of indebtedness and additional borrowing availability of $600.0 million under our revolving credit facility. Incurring substantial indebtedness in the future could reduce our ability to obtain additional financing for working capital, capital expenditures, acquisitions, and other general corporate purposes and could reduce our flexibility to respond to economic downturns and economic pressures. In addition, our incurrence of additional debt or liabilities may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the market value of your notes and a risk that the credit rating of the notes is lowered or withdrawn. Our level of indebtedness may also place us at a competitive disadvantage against competitors with less indebtedness. If we default or breach our obligations, we could be required to pay a higher rate of interest or lenders or noteholders could accelerate the repayment of our borrowings.

The indenture governing the notes will not contain financial covenants or meaningful restrictions on us or our subsidiaries.

Neither we nor any of our subsidiaries will be restricted from incurring additional debt or other liabilities under the indenture. We may from time to time incur additional debt and other liabilities. The indenture will not require us to achieve or maintain any minimum financial results relating to our financial condition or results of operations. In addition, we will not be restricted from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock under the indenture.

The notes will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries and to our secured obligations.

The notes will be obligations exclusively of First American Financial Corporation and not of any of our subsidiaries. Our operations are conducted through our subsidiaries, which are separate legal entities that will have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors (including trade creditors) of our subsidiaries will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the notes). Consequently, the notes will be effectively subordinated to all liabilities of our subsidiaries and any subsidiaries that we may in the future acquire or establish. In addition, the notes will be effectively subordinated to our secured indebtedness to the extent of the value of the collateral securing such indebtedness. Assuming we had completed this offering on September 30, 2012, the notes would have been effectively subordinated to $72.5 million of notes and contracts payable of our subsidiaries owed to third parties. Furthermore, the notes would have been effectively subordinated to $83.9 million of intercompany indebtedness under our Second Amended and Restated Secured Promissory Note, dated as of September 30, 2012, to the extent of the value of the collateral securing such indebtedness.

Our ability to refinance our indebtedness depends on many factors beyond our control.

We will likely need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. Our ability to refinance our indebtedness will depend on the condition of the capital markets and our financial condition at such time and could be limited by restrictive covenants in our debt agreements that are not being refinanced. We cannot provide assurances that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

An active trading market for the notes may not develop.

The notes are a new issue of securities with no established trading market. We have not applied and do not intend to apply for listing of the notes on any securities exchange or for the inclusion of the notes on any automated dealer quotation system. We cannot assure you a trading market for the notes will develop or of the ability of holders of the notes to sell their notes or of the prices at which holders may be able to sell their notes. The underwriters have advised us that they currently intend to make a market in the notes. However, the underwriters are not obligated to do so, and any market-making with respect to the notes may be discontinued, in their sole discretion, at any time without notice. If no active trading market develops, you may be unable to resell the notes at their fair market value or at any price.

If a trading market does develop, changes in our ratings or the financial markets and other factors could adversely affect the market price of the notes.

The market price of the notes will depend on many factors, including, among others, the following:

•	ratings on our debt securities assigned by rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	our results of operations, financial condition and prospects; and

•	the condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market price of the notes.

Redemption may adversely affect your return on the notes.

The notes are redeemable at our option, and therefore we may choose to redeem the notes at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the proceeds you receive from the redemption in a comparable investment at an effective interest rate as high as the interest rate on your notes being redeemed.

Our credit ratings may not reflect all risks of your investment in the notes.

We expect that the notes will initially be rated by two nationally recognized statistical rating organizations. These credit ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

Use of proceeds

We estimate that the net proceeds we will receive from this offering will be approximately $246.7 million, after deducting the underwriting discount and estimated expenses of this offering payable by us. We intend to use the net proceeds from the sale of the notes to repay all borrowings outstanding under our revolving credit facility and for general corporate purposes. Our revolving credit facility provides us with the ability to borrow up to $600.0 million from time to time and as of January 23, 2013, $160.0 million was outstanding under that facility. Borrowings under our revolving credit facility bear interest at a floating rate of, at our option, (a) an alternate base rate plus an applicable rate or (b) an adjusted LIBO rate plus an applicable rate (in each case as defined in the revolving credit facility). See Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, incorporated by reference herein, for a copy of our revolving credit facility. The weighted-average interest rate for our borrowings under our revolving credit facility was 2.22% at September 30, 2012. The commitments under our revolving credit facility terminate on April 17, 2016. The $160.0 million outstanding under our revolving credit facility as of January 23, 2013, was borrowed to repay all borrowings outstanding under our prior revolving credit facility that was terminated immediately prior to entry into the current revolving credit facility. Affiliates of each of the underwriters are lenders under our revolving credit facility and will receive a portion of the net proceeds from this offering pursuant to such repayment. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Capitalization

The following sets forth our cash and cash equivalents and capitalization on a consolidated basis as of September 30, 2012, on both an actual basis and an as adjusted basis to reflect the issuance and sale of the notes offered hereby and the application of the net proceeds therefrom. See “Use of proceeds.” You should read the following table along with our financial statements and the accompanying notes to those statements, together with the information set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, which is incorporated by reference herein. See “Where you can find more information” in the accompanying prospectus.

	As of September 30, 2012
	Actual(1)	As adjusted(1)

	(in thousands)
Cash and cash equivalents	$745,372	$792,042

Notes and contracts payable:
Revolving credit facility(2)	200,000	—
Notes offered hereby	—	250,000	(3)
Other notes and contracts payable	72,497	72,497

Total notes and contracts payable	272,497	322,497

Total stockholders’ equity	2,280,797	2,280,797
Noncontrolling interests	5,008	5,008

Total equity	2,285,805	2,285,805

Total capitalization	$2,558,302	$2,608,302

(1)	Does not reflect any intercompany indebtedness.

(2)	The revolving credit facility provides for up to $600.0 million in borrowings, none of which will be drawn immediately after this offering.

(3)	The notes offered hereby do not reflect the original issue discount of approximately $1 million.

Description of the notes

The notes will be issued under an indenture, dated as of January 24, 2013, between us and U.S. Bank National Association, as trustee, as supplemented by the first supplemental indenture, to be dated January 29, 2013. The indenture, as supplemented by the first supplemental indenture, is referred to in this prospectus supplement as the “indenture.”

The following description supplements, and to the extent inconsistent therewith replaces, the section entitled “Description of the debt securities” in the accompanying prospectus. You should read the accompanying prospectus and this prospectus supplement together for a more complete description of the indenture and the notes.

This description and the section entitled “Description of the debt securities” in the accompanying prospectus are summaries and are subject to, and qualified in their entirety by, the provisions of the indenture. You can find the definition of certain terms used in this description under “—Certain covenants—Certain Definitions” below. Defined terms used in this description but not defined herein have the meanings assigned to them in the indenture. References in this “Description of the notes” to “the Company,” “we,” “us” and “our” refer only to First American Financial Corporation and not to any of its subsidiaries.

Principal, maturity and interest

In this offering, we will issue $250,000,000 in aggregate principal amount of our 4.30% Senior Notes due 2023. The notes will initially be issued in book-entry form and in all cases in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on February 1, 2023. We may issue additional notes from time to time after this offering. See “—Issuance of additional notes.”

The notes offered hereby will bear interest from January 29, 2013, the original date of issuance of the notes at a rate of 4.30% per annum. Interest will be payable semi-annually on February 1 and August 1 of each year, beginning August 1, 2013, to the persons in whose names the notes are registered at the close of business on the preceding January 15 and July 15, respectively. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest payment date, any redemption date or the maturity date would otherwise be a day that is not a business day, the related payment of principal, premium, if any, and interest will be made on the next succeeding business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding business day.

Ranking

The notes:

•	will be our general senior unsecured obligations;

•	will not be guaranteed by any of our subsidiaries;

•	will rank equally in right of payment with our existing and future senior unsecured indebtedness; and

•	will be effectively subordinated to all liabilities of our subsidiaries and to all of our secured indebtedness to the extent of the value of the collateral securing such indebtedness.

Assuming we had completed this offering on September 30, 2012, the notes would have been effectively subordinated to approximately $72.5 million of notes and contracts payable of our subsidiaries owed to third parties. In addition, the notes would have been effectively subordinated to approximately $83.9 million of intercompany indebtedness under our Second Amended and Restated Secured Promissory Note, dated as of September 30, 2012, to the extent of the value of the collateral securing such indebtedness.

Payments on the notes; paying agent and registrar

We will pay principal of, premium, if any, and interest on, any note in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global note for payment to its participants for subsequent disbursement to the beneficial owners.

We will pay principal of, premium, if any, and interest on any notes issued in certificated form at the office or agency we designate, except that we may pay interest on any notes in certificated form either at the corporate trust office of the trustee or, at our option, by check mailed to holders of the notes at their registered addresses as they appear in the registrar’s books. In addition, if a holder of notes in certificated form has given wire transfer instructions in accordance with the indenture, we will make all payments on those notes by wire transfer.

We have initially designated the corporate trust office of the trustee to act as our paying agent and registrar. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our Subsidiaries may act as paying agent or registrar.

Transfer and exchange

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we and the trustee may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a mailing of notice of redemption.

Issuance of additional notes

We may from time to time, without the consent of, or notice to, the holders of the notes, reopen the series of debt securities of which the notes are a part and issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes, except for the public offering price and the issue date and, if applicable, the initial interest accrual date and the initial interest payment date. Any additional notes having similar terms, together with the notes, will constitute a single series of debt securities under the indenture and will vote together as one class on all matters with respect to the notes. No such additional notes may be issued if an event of default has occurred and is continuing with respect to the series of debt securities of which such notes are a part. Unless the context otherwise requires, for all purposes of the indenture and this “Description of the notes,” references to the notes include any additional notes of the same series actually issued.

In addition, we may issue from time to time other series of debt securities under the base indenture consisting of debentures, other series of notes or other evidences of indebtedness, but such other securities will be separate from and independent of the notes. The base indenture does not limit the amount of debt securities or any other debt (whether secured or unsecured or whether senior or subordinated) which we or our subsidiaries may incur.

Optional redemption

The notes will be subject to redemption by us, in whole or in part, at any time and from time to time at a redemption price equal to the greater of:

•	100% of the principal amount of the notes then outstanding to be redeemed; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of the interest accrued to the date of redemption) computed by discounting such payments to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at a rate equal to the sum of 37.5 basis points plus the Adjusted Treasury Rate on the third business day prior to the redemption date, as calculated by an Independent Investment Banker, plus, in each case, unpaid interest that has accrued to, but excluding, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

We will mail a notice of redemption at least 20 days but not more than 60 days before the applicable redemption date to each holder of the notes to be redeemed, except that a redemption notice may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional. If we elect to redeem the notes in part, the trustee will select the notes to be redeemed on a pro rata basis or by any other method the trustee deems fair and appropriate.

Upon the payment of the redemption price, interest will cease to accrue on and after the applicable redemption date on the notes or portions thereof called for redemption.

For purposes of determining the optional redemption price, the following definitions are applicable:

“Adjusted Treasury Rate” means, with respect to any redemption date, the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (or if no maturity is within three months before or after the remaining term of the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes, or, if, in the reasonable judgment of the Independent Investment Banker, there is no such security, then the Comparable Treasury Issue will mean the U.S. Treasury security or securities selected by the Independent Investment Banker as having an actual or interpolated maturity or maturities comparable to the remaining term of the notes.

“Comparable Treasury Price” means (1) the average of five Reference Treasury Dealer Quotations for the applicable redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us to act as the “Independent Investment Banker.”

“Reference Treasury Dealer” means J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and three Primary Treasury Dealers to be selected by the Company and its respective successors; provided that if any of the foregoing ceases to be, and has no affiliate that is, a primary U.S. governmental securities dealer (a “Primary Treasury Dealer”), the Company (or its successor) will substitute for it another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by an Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker and the trustee at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Mandatory redemption

We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Certain covenants

Restrictions on Liens

The Company will not, nor will it permit any Covered Subsidiaries to, incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness for Borrowed Money secured by a Lien on Voting Stock of any Covered Subsidiary unless the notes then outstanding are secured by such Lien equally and ratably with (or prior to) such Indebtedness for Borrowed Money, for so long as such other Indebtedness for Borrowed Money is so secured. This restriction will not apply to Indebtedness for Borrowed Money secured by:

(1)	Liens on the Voting Stock of a Person existing at the time such Person becomes a Subsidiary of the Company; provided that such Liens were in existence prior to and not incurred in contemplation of such Person becoming a Subsidiary of the Company;

(2)	Liens on the Voting Stock of any Covered Subsidiary in favor of the Company or any Subsidiary of the Company, including, without limitation, Liens securing Indebtedness for Borrowed Money between or among the Company and any Subsidiary of the Company; and

(3)	any extension, renewal or replacement (and successive extensions, renewals and replacements), in whole or in part, of any Lien referred to in clause (1) above; provided that (a) such extension, renewal or replacement Lien is limited to the same Voting Stock that secured the original Lien and (b) the principal amount of the Indebtedness secured by the new Lien is not greater than the principal amount of any Indebtedness secured by the Lien that is extended, renewed or replaced, plus accrued interest and any fees and expenses, including, without limitation, premium or defeasance costs, payable in connection with any such extension, renewal or replacement.

The indenture will provide that Liens on Voting Stock securing the notes as a result of this covenant shall be released upon the release of any such Lien securing the Indebtedness for Borrowed Money which resulted in the notes being so secured.

Reporting

We will furnish to the trustee, within 30 days after we are required to file such reports with the SEC, copies of our annual, quarterly and current reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. We shall be deemed to have complied with the previous sentence to the extent that such reports are filed with the SEC via EDGAR, or any successor electronic delivery procedure.

If at any time we are not required to file with the SEC the reports required by the preceding paragraph, we will furnish to the holders of the notes the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. We will be deemed to have provided the information to holders if we have filed reports containing such information with the SEC via EDGAR, or any successor electronic delivery procedure.

Consolidation, Merger, Conveyance of Assets

The indenture will provide that the Company will not consolidate with or merge into any other entity or convey, transfer or lease all or substantially all of its assets to any Person, unless:

•

the Person formed by such consolidation (if other than the Company) or into which the Company is merged or the Person which acquires by conveyance or transfer all or substantially all the assets of the Company shall be organized and existing under the laws of the United States of America or any State or the District of Columbia, and shall expressly assume, by supplemental indenture, executed and delivered to the trustee, the due and punctual payment of the principal, and premium, if any and interest on the notes and the performance of every covenant of the indenture on the part of the Company to be performed or observed; and

•	immediately after giving effect to that type of transaction, no default or Event of Default exists.

There is no precise, established definition of the phrase “all or substantially all” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, conveyance, assignment, transfer, lease or other disposition of less than all of the Company’s assets.

The Company shall deliver to the trustee prior to the proposed transaction, an officers’ certificate and an opinion of counsel each stating that the proposed transaction and such supplemental indenture comply with the indenture and that all conditions precedent to the consummation of the transaction under the indenture have been met.

This covenant will not apply to a merger of the Company with an affiliate solely for the purpose of reincorporating the Company in another jurisdiction.

Event Risk

Except for the limitations described above under “Restriction on Liens” neither the indenture nor the notes will afford holders of the notes protection in the event of a highly leveraged transaction involving us or will contain any restrictions on the amount of additional indebtedness, whether secured or unsecured, that we may incur. The indenture does not contain any financial ratios or specified levels of net worth or liquidity to which we must adhere. In addition, the indenture does not contain any provisions that restrict our ability to pay dividends or repurchase Capital Stock or that would require us to repurchase or redeem or otherwise modify the terms of any of the notes upon a change in control or an asset sale (other than a sale of all or substantially all of our assets) or other events involving us which may adversely affect the creditworthiness of the notes.

Certain Definitions

“Capital Stock” means (i) in the case of a corporation, corporate stock; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation in distributions with Capital Stock.

“Covered Subsidiaries” means, as of any date of determination, any Subsidiary of the Company, the consolidated total assets of which, as of the last day of the most recent fiscal quarter of the Company for which a consolidated balance sheet of the Company and its Subsidiaries is internally available and has been prepared in accordance with GAAP, constitute at least 15% of the Company’s total consolidated assets, and any successor to any such Subsidiary whose consolidated total assets likewise satisfy such requirement; provided, however, that (i) Covered Subsidiaries shall in no event include any Subsidiary of the Company that is not itself an insurance company or the direct or indirect owner of one or more subsidiaries that is an insurance company and (ii) consolidated total assets shall be calculated giving pro forma effect to any material (as determined in good faith by the chief financial officer of the Company) asset acquisition or disposition by the Company and its Subsidiaries occurring after the end of the most recently completed fiscal quarter for which a consolidated balance sheet of the Company and its Subsidiaries is internally available, and on or prior to the date of determination (as if such acquisition or disposition occurred at the end of such completed fiscal quarter).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession and as in effect from time to time.

“Indebtedness for Borrowed Money” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments and (c) all guarantee obligations of such Person with respect to Indebtedness for Borrowed Money of others.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, as such Regulation is in effect on the issue date.

“Subsidiary” means, with respect to any specified Person: (1) any corporation, association or other business entity of which more than 50% of the total Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors, managers or trustees of such Person.

Events of default

The indenture will define an “Event of Default” as:

(a)	a default in payment when due of any principal of, or premium, if any, on the notes, whether at maturity, upon any redemption or otherwise;

(b)	a default for 30 days in payment when due of interest on the notes;

(c)	a default for 60 days after written notice from the trustee or holders of at least 25% in principal amount of the outstanding notes in the compliance with any other covenant in the indenture or the notes;

(d)	certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary; or

(e)

a default under any instrument evidencing Indebtedness for Borrowed Money of the Company, whether such indebtedness now exists or is created after the issue date, if that default: (i) is caused by a failure to pay principal when due at final (and not any interim) maturity of such indebtedness on or prior to the expiration of the grace period provided in such indebtedness (a “Payment Default”) or (ii) results in the acceleration of such indebtedness prior to its stated maturity (without such acceleration having been rescinded, annulled or otherwise cured, or such indebtedness having been paid in full, or there having been deposited into trust a sum of money sufficient to pay in full such indebtedness, within 30 days after receipt of written notice of such default or breach to the Company by the trustee or to the Company and the trustee by holders of at least 25% in aggregate principal amount of the notes); and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated (without such acceleration having been rescinded, annulled or otherwise cured as described in clause (ii) above), aggregates $100.0 million or more.

If an Event of Default (other than one described in clause (d) above) occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal amount of all notes to be due and payable immediately. If any Event of Default described in clause (d) above occurs, the principal amount of the notes will be automatically due and payable immediately. However, any time after an acceleration with respect to the notes has occurred but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of outstanding notes may, under some circumstances, rescind and annul such acceleration. The holders of a majority in principal amount of outstanding notes, however, may not annul or waive a continuing default in payment of principal of, premium, if any, or interest on the notes.

The trustee is entitled to receive indemnification from the holders of the notes before the trustee exercises any of its rights or powers under the indenture. This indemnification is subject to the trustee’s duty to act with the required standard of care during a default. The holders of a majority in principal amount of the outstanding notes may direct the time, method and place of:

•	the conduct of any proceeding for any remedy available to the trustee; or

•	the exercise of any trust or power conferred on the trustee.

This right of the holders of the notes is, however, subject to the provisions in the indenture providing for the indemnification of the trustee and other specified limitations. In general, the holders of notes may institute an action against us or any other obligor under the notes only if the following four conditions are fulfilled:

•	the holder previously has given to the trustee written notice of an Event of Default and the default continues;

•	the holders of at least 25% in principal amount of the notes then outstanding have both requested the trustee to institute such action and offered the trustee indemnity reasonably satisfactory to it;

•	the trustee has not instituted such action within 60 days of receipt of such request; and

•	the trustee has not received a direction inconsistent with such written request by the holders of a majority in principal amount of the notes then outstanding.

The above four conditions do not apply to actions by holders of the notes against us or any other obligor under the notes for payment of principal of, premium, if any, or interest on or after the due date thereof. The indenture will contain a covenant that we will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Modification of the indenture

Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or Event of Default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected thereby, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

•	extend the final maturity of the principal of any of the notes;

•	reduce the principal amount of any of the notes;

•	reduce the rate or extend the time of payment of interest on any of the notes;

•	reduce any amount payable on redemption of any of the notes;

•	change the currency in which the principal of, premium, if any, or interest on any of the notes is payable;

•	expressly subordinate any note to any other indebtedness;

•	impair the right to institute suit for the enforcement of any payment on any of the notes when due; or

•

make any change in the percentage in principal amount of the notes, the consent of the holders of which is required for any such amendment or any supplement to the indenture or the waiver of any provision under the indenture.

Notwithstanding the preceding, without the consent of any holder of notes, the Company and the trustee may amend or supplement the indenture or the notes to:

•	cure any ambiguity, omission, defect or inconsistency that does not materially adversely affect the interests of holders of the notes;

•	provide for the assumption by a successor to the obligations of the Company under the indenture;

•	provide for uncertificated notes in addition to or in place of certificated notes;

•	provide for the issuance of, or establish the form or terms of, additional notes in accordance with the indenture;

•	add guarantors or co-obligors with respect to the notes;

•	secure the notes;

•

change or eliminate any of the provisions of the indenture, but only if the change or elimination becomes effective when there are no outstanding notes of any series, or related coupon, which are entitled to the benefit of such provision and as to which such modification would apply;

•

evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the indenture to facilitate the administration of the trusts by more than one trustee;

•

conform the text of the indenture or the notes to any provision of a description of such notes appearing in a prospectus or prospectus supplement or an offering memorandum or offering circular pursuant to which such notes were offered to the extent that such provision was intended to be a verbatim recitation of a provision of the indenture or the notes;

•	add to the covenants of the Company or Events of Default for the benefit of the holders or surrender any right or power conferred upon the Company;

•	effect any provision of the indenture;

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the TIA; or

•	make other provisions that do not adversely affect the rights of any holder of outstanding notes.

The holders of a majority in principal amount of the outstanding notes may, on behalf of the holders of all notes, waive any past default under the indenture, except a default in the payment of the principal of, premium, if any, or interest on any note or in respect of a provision which under the indenture cannot be amended without the consent of the holder of each outstanding note affected thereby.

It is not necessary for the consent of the holders under the indenture to approve the particular form of any proposed supplement, amendment or waiver. It is sufficient if such consent approves the substance of the proposed supplement, amendment or waiver. A consent to any supplement, amendment or waiver under the indenture by any holder of notes given in connection with a tender of such holder’s notes will not be rendered invalid by such tender. After a supplement, amendment or waiver under the indenture becomes effective, the Company is required to mail to the holders and the trustee a notice briefly describing such amendment or waiver. However, the failure to mail such notice, or any defect in the notice, will not impair or affect the validity of the amendment or waiver. In connection with any supplement, amendment or waiver the trustee will receive, and will be entitled to conclusively rely upon an opinion of counsel and officers’ certificate pursuant to the terms of the indenture.

Discharge, legal defeasance and covenant defeasance

We may discharge or defease our obligations under the indenture as set forth below. Under terms specified in the indenture, we may discharge certain obligations to holders of the notes that have not already been delivered to the trustee for cancellation if such notes:

•	have become due and payable;

•	will become due and payable at their stated maturity within one year; or

•	are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption.

We may discharge the indenture by, among other things, irrevocably depositing with the trustee an amount certified to be sufficient to pay at maturity, or upon redemption, the principal, premium, if any, and interest on the notes. We may make the deposit in cash or U.S. Government Obligations, as defined in the indenture.

We may terminate all our obligations under the notes and the indenture at any time, except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. This is referred to as “legal defeasance.”

We may be released with respect to any outstanding notes from the obligations imposed by the sections of the indenture that contain the covenants described above restricting liens and consolidations, mergers and conveyances of assets. In that case, we would no longer be required to comply with these sections. This is typically referred to as “covenant defeasance.”

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

In order to exercise either legal defeasance or covenant defeasance with respect to the notes:

•

we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, government securities, or a combination of cash in U.S. dollars and government securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, interest and premium, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and we must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

•

in the case of legal defeasance, we must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the issue date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

•

in the case of covenant defeasance, we must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

•

no default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

•

such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

•

we must deliver to the trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of notes over our other creditors with the intent of defeating, hindering, delaying or defrauding any of our creditors or others; and

•

we must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance have been complied with.

The trustee under the indenture

U.S. Bank National Association is the trustee under the indenture. The indenture contains provisions for the indemnification of the trustee and for its relief from responsibility. The obligations of the trustee to any holder are subject to such immunities and rights as are set forth in the indenture.

We and our affiliates have entered and may from time to time enter into customary banking and trustee relationships with the trustee and its affiliates. In addition, U.S. Bancorp Investments, Inc., an affiliate of the trustee, is one of the underwriters.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator or equityholder of First American Financial Corporation or any of its subsidiaries will have any liability for any obligations of the issuer under the notes or the indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder of the notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing law

The indenture is, and any notes will be, governed by and construed in accordance with the laws of the State of New York.

Book-entry, delivery and form

Global Notes

We will issue the notes in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC (including Euroclear and Clearstream, Luxembourg).

DTC

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations, some of whom own DTC. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We have provided the description of the operations and procedures of DTC in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•

ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Certificated notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

•

DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an Event of Default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

Certain U.S. federal income tax consequences

The following discussion is a summary of the material United States federal income tax consequences relevant to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury Regulations issued thereunder, Internal Revenue Service, or IRS, rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address alternative minimum tax consequences or all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as banks, financial institutions, U.S. expatriates, insurance companies, real estate investment trusts, regulated investment companies, dealers in securities or currencies, traders in securities, partnerships or other pass-through entities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at their “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of notes are sold to the public for cash). Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code.

As used herein, “U.S. Holder” means a beneficial owner of the notes who or that is or is treated for U.S. federal income tax purposes as:

•	an individual that is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, and it has elected to continue to be treated as a U.S. person.

No rulings from the IRS have or will be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained. If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such partners should consult their tax advisors as to the tax consequences of an investment in the notes.

Prospective investors should consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws, and any tax treaties.

Characterization of the notes

In certain circumstances we may be obligated to make payments on the notes in excess of stated interest and principal. We intend to take the position that there is no more than a remote chance that we will make the payments and the notes should accordingly not be treated as contingent payment debt instruments, or CPDIs, for U.S. federal income tax purposes because of these additional payments. Assuming such position is respected, you would be required to include in income the amount of any such additional payment at the time such payments are received or accrued in accordance with your method of accounting for U.S. federal income tax purposes. If the IRS successfully challenged this position, and the notes were treated as CPDIs, you could be required to accrue interest income at a rate higher than the stated interest rate on the note and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of the note. You are urged to consult your own tax advisors regarding the potential application to the notes of the CPDI rules and the consequences thereof.

U.S. Holders

Interest

Payments of stated interest on the notes generally will be taxable to a U.S. Holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale or other taxable disposition of the notes

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less any portion allocable to accrued and unpaid interest, which will be taxable as interest) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be the price such U.S. Holder paid for the note. This gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. Holder has held the note for more than one year. Non-corporate U.S. Holders may be eligible for a reduced rate of tax on long-term capital gains. The deductibility of capital losses is subject to limitations under the Code.

Backup withholding

A U.S. Holder may be subject to backup withholding when such U.S. Holder receives interest and principal payments on the notes held or upon the proceeds received upon the sale or other disposition of such notes. Certain U.S. Holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A U.S. Holder will be subject to backup withholding if such U.S. Holder is not otherwise exempt and such U.S. Holder:

•	fails to furnish its taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number;

•	furnishes an incorrect TIN;

•	is notified by the IRS that it has failed to properly report payments of interest or dividends; or

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the U.S. Holder that it is subject to backup withholding.

U.S. Holders should consult their personal tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

Medicare tax

Certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their interest income and net gains from the disposition of notes. Each U.S. Holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the notes.

Non-U.S. Holders

A non-U.S. Holder is a beneficial owner of the notes who is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

Interest

Interest paid to a non-U.S. Holder will not be subject to U.S. federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that:

•	such non-U.S. Holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all of our classes of voting stock;

•

such non-U.S. Holder is not a controlled foreign corporation that is related to us through direct or indirect stock ownership and is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•

either (1) the non-U.S. Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a “U.S. person” within the meaning of the Code and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the non-U.S. Holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the non-U.S. Holder, has received from the non-U.S. Holder a statement, under penalties of perjury, that such non-U.S. Holder is not a “U.S. person” and provides us or our paying agent with a copy of such statement or (3) the non-U.S. Holder holds its notes directly through a “qualified intermediary” and certain conditions are satisfied.

Even if the above conditions are not met, a non-U.S. Holder may be entitled to a reduction in or an exemption from withholding tax on interest under a tax treaty between the United States and the non-U.S. Holder’s country of residence. To claim such a reduction or exemption, a non-U.S. Holder must generally complete IRS Form W-8BEN and claim this reduction or exemption on the form. A non-U.S. Holder generally will also be exempt from withholding tax on interest if such interest is effectively connected with such non-U.S. Holder’s conduct of a U.S. trade or business (as described below) and the non-U.S. Holder provides us with an IRS Form W-8ECI.

The certification requirements described above may require a non-U.S. Holder that claims the benefit of an income tax treaty to also provide its U.S. taxpayer identification number. Prospective investors should consult their tax advisors regarding the certification requirements for non-U.S. persons.

Sale or other taxable disposition of the notes

A non-U.S. Holder will generally not be subject to U.S. federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other taxable disposition of a note that is not effectively connected with a U.S. trade or business of the non-U.S. Holder. However, a non-U.S. Holder may be subject to tax on such gain if such non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such non-U.S. Holder may have to pay a U.S. federal income tax of 30% (or, if applicable, a lower treaty rate) on such gain, which may be offset by certain U.S. losses.

U.S. trade or business

If interest or gain from a disposition of the notes is effectively connected with a non-U.S. Holder’s conduct of a U.S. trade or business, and, if an income tax treaty applies, the non-U.S. Holder maintains a U.S. “permanent establishment” to which the interest or gain is attributable, the non-U.S. Holder generally will be subject to U.S. federal income tax on the interest or gain on a net basis in the same manner as if it were a U.S. Holder. If interest income received with respect to the notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided by the non-U.S. Holder). A foreign corporation that is a non-U.S. Holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

Backup withholding and information reporting

Backup withholding will not apply to payments of principal or interest made by us or our paying agent to a non-U.S. Holder of a note if the non-U.S. Holder meets the identification and certification requirements discussed above under “Non-U.S. Holders—Interest” for exemption from U.S. federal withholding tax or otherwise establishes an exemption. However, information reporting on IRS Form 1042-S may still apply with respect to interest payments. Payments of the proceeds from a disposition by a non-U.S. Holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

•	a U.S. person;

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period; or

•

a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons, as defined in Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a U.S. trade or business.

Payment of the proceeds from a disposition by a non-U.S. Holder of a note made to or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. Holder or beneficial owner establishes an exemption from information reporting and backup withholding.

Non-U.S. Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of any procedure for obtaining an exemption from withholding, information reporting and backup withholding under current Treasury Regulations. In this regard, the current Treasury Regulations provide that a certification may not be relied on if the payor knows or has reasons to know that the certification may be false. Backup withholding is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

Foreign account tax compliance act

Pursuant to the Foreign Account Tax Compliance Act, if there is a “material modification” of the notes after December 31, 2013, we may thereafter be required to withhold U.S. tax at the rate of 30% on payments of interest made after that date or on the gross proceeds from the sale or other taxable disposition of the notes on or after January 1, 2017, made to non-U.S. financial institutions and certain other non-U.S. non-financial entities (including, in some instances, where such an entity is acting as an intermediary) that fail to comply with certain information reporting obligations. Non-U.S. Holders should consult their own tax advisors regarding this legislation and whether it may be relevant to their purchase, ownership and disposition of the notes.

The above description is not intended to constitute a complete analysis of all tax consequences relating to the ownership of the notes. Prospective purchasers of the notes should consult their tax advisers concerning the tax consequences of their particular situations.

Underwriting (Conflicts of Interest)

We and J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the underwriters named below, have entered into an underwriting agreement relating to the offer and sale of the notes. In the underwriting agreement, we have agreed to sell to each underwriter severally, and each underwriter has agreed severally to purchase from us, the principal amount of notes that appears opposite the name of that underwriter below:

Underwriter	Principal amount of notes

J.P. Morgan Securities LLC .	$95,000,000
Wells Fargo Securities, LLC	70,000,000
U.S. Bancorp Investments, Inc.	42,500,000
Barclays Capital Inc.	12,500,000
BMO Capital Markets Corp.	10,000,000
KeyBanc Capital Markets Inc.	10,000,000
Mitsubishi UFJ Securities (USA), Inc.	10,000,000

Total	$250,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased, at our option, or the underwriting agreement may be terminated.

The underwriters propose to offer the notes directly to the public at the public offering price described on the cover page of this prospectus supplement and to certain dealers at the public offering price less a concession not to exceed 0.400% of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.250% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes, the underwriters may change the public offering price and concession.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The expenses of the offering, not including underwriting discount, are estimated to be approximately $0.8 million and will be payable by us.

New issue of notes

The notes are a new issue of securities with no established trading market. We have not applied and do not intend to apply to list the notes on any securities exchange or for the inclusion of the notes on any automated dealer quotation system. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so and may, in their sole discretion, discontinue any market-making in the notes at any time without notice. Therefore, we cannot assure you that a liquid trading market for the notes will develop, that you will be able to sell your notes at a particular time or that the price you receive when you sell will be favorable.

No sales of similar securities

We have agreed that we will not, during the period commencing on the date of this prospectus supplement and ending on the settlement date of the offering, without first obtaining the prior written consent of the representatives, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by the Company and having a tenor of more than one year.

Price stabilization, short positions and Penalty bids

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market prices of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If an underwriter creates a short position in the notes in connection with the offering (i.e., if it sells more notes than are on the cover page of this prospectus supplement), the underwriter may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Sales outside the United States

The notes may be offered and sold in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, or a Relevant Member State, each underwriter has represented, warranted and undertaken that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of notes to the public in that Relevant Member State, other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of underwriters nominated by us for any such offer to any legal entity which is a qualified investor as defined in the Prospectus Directive; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of notes shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase any notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of the notes in circumstances in which Section 21(1) of FSMA does not apply; and (b) it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

Other relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings with us or our affiliates. They have received, and may in the future receive, customary fees and commissions for these transactions. In particular, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and U.S. Bank National Association, an affiliate of U.S. Bancorp Investments, Inc., acted as joint lead arrangers and joint book managers under our revolving credit facility. In addition, JPMorgan Chase Bank, N.A. is the administrative agent and a lender under our revolving credit facility and Wells Fargo Bank, N.A., an affiliate of Wells Fargo Securities, LLC, and U.S. Bank National Association, an affiliate of U.S. Bancorp Investments, Inc., are lenders thereunder. Further, affiliates of each of the co-managers for this offering are also lenders under our revolving credit facility. Furthermore, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain underwriters or their affiliates that have a lending relationship with us hedge, and certain other of the underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, those underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

We intend to use a portion of the net proceeds from the sale of the notes to repay all borrowings outstanding under our revolving credit facility. Affiliates of each of the underwriters are lenders under our revolving credit facility, as described above, and will receive a portion of the net proceeds from this offering pursuant to such repayment. Each of the underwriters whose affiliates will receive at least 5% of the net proceeds of this offering pursuant to such repayment is considered by the Financial Industry Regulatory Authority, or FINRA, to have a conflict of interest in regards to this offering. As such, this offering is being conducted in accordance with the applicable requirements of FINRA Rule 5121 regarding the underwriting of securities of a company with a member that has a conflict of interest within the meaning of that rule. Under Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering, because the offering is of a class of securities that are rated investment grade, as defined in Rule 5121.

Legal matters

The validity of the notes will be passed upon for us by White & Case LLP, New York, New York. Milbank, Tweed, Hadley & McCloy LLP, New York, New York, is advising the underwriters in connection with the offering of the notes.

Experts

The financial statements of First American Financial Corporation and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2011, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prospectus

Debt securities

First American Financial Corporation may offer and sell debt securities from time to time, in one or more classes or series, in amounts, at prices and on terms that we will determine at the time of offering. We will provide the specific terms of any debt securities we offer for sale in supplements to this prospectus. A prospectus supplement may also add, change or update information contained in this prospectus.

You should read this prospectus and any applicable prospectus supplement carefully before you purchase any of our debt securities. This prospectus may not be used to offer or sell debt securities unless accompanied by a prospectus supplement.

We may offer and sell the debt securities directly to you, through agents we select, or through underwriters or dealers we select. The prospectus supplement for each offering of debt securities will describe the plan of distribution for that offering.

Investing in our debt securities involves risks. You should carefully consider the risk factors included in our periodic reports, in other documents that we file with the Securities and Exchange Commission and that we include and incorporate by reference in the prospectus supplement relating to a particular offering of debt securities before investing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these debt securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of the prospectus is January 24, 2013.

i

About this prospectus

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, utilizing the “shelf” registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we may sell from time to time the debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement and, if necessary, a pricing supplement, that will contain specific information about the terms of that offering. The prospectus supplement and, if necessary, the pricing supplement, may also add to, update or change information contained in this prospectus. Accordingly, to the extent inconsistent, the information in this prospectus will be deemed to be modified or superseded by any inconsistent information contained in a prospectus supplement or a pricing supplement. You should read carefully this prospectus, the applicable prospectus supplement and any related pricing supplement or free writing prospectus, together with the additional information incorporated by reference in this prospectus described below under “Incorporation by Reference” before making an investment in our debt securities.

You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement or in any related pricing supplement or free writing prospectus filed by us with the SEC. We have not authorized, and any applicable underwriters have or will not authorize, any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus, any prospectus supplement or any such free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are not, and the underwriters are not, making an offer of the debt securities in any jurisdiction where the offer or sale is not permitted.

The prospectus supplement and, if necessary, the pricing supplement or free writing prospectus, will describe: the terms of the debt securities offered, any initial public offering price, the price paid to us for the debt securities, the net proceeds to us, the manner of distribution and any underwriting compensation, and the other specific material terms related to the offering of the debt securities. The prospectus supplement may also contain information, where applicable, about material United States federal income tax considerations relating to the debt securities.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents.

In this prospectus, we use the terms “the Company,” “we,” “us” and “our” to refer to First American Financial Corporation and our consolidated subsidiaries or, for the periods prior to June 1, 2010, to the businesses of The First American Corporation, or TFAC, that became part of First American Financial Corporation in connection with the Separation (as defined below).

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy any document we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available from the SEC’s website at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers, like us, who file reports electronically with the SEC.

You may also obtain any of the incorporated documents from us without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference in such document, by requesting them from us in writing or by telephone at the following address:

First American Financial Corporation

1 First American Way

Santa Ana, California 92707-5913

Attention: Secretary

(714) 250-3000

Documents may also be available on our website at http://www.firstam.com. Information contained on or connected to our website is not a prospectus, is not incorporated by reference into this prospectus and does not constitute part of this prospectus.

Incorporation by reference

The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document with the SEC.

We incorporate by reference in this prospectus the documents set forth below that have been previously filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on February 27, 2012;

•	our Proxy Statement on Schedule 14A, filed on April 9, 2012;

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2012, June 30, 2012 and September 30, 2012, filed on May 1, 2012, July 30, 2012 and October 26, 2012, respectively;

•	our Current Reports on Form 8-K, filed on April 20, 2012, May 16, 2012, November 13, 2012, and November 14, 2012 (to the extent such reports are filed); and

•

any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before we sell all of the debt securities that may be offered by this prospectus.

Any reports filed by us with the SEC on or after the date of this prospectus and before the date that the sale of all of the debt securities that may be offered by means of this prospectus and any applicable prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained or incorporated by reference in this prospectus. Notwithstanding the above, we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules.

To obtain copies of these filings, see “Where You Can Find More Information.”

Special note about forward-looking statements

Certain statements in this prospectus, any applicable prospectus supplement or pricing supplement, any related free writing prospectus and in documents incorporated by reference in this prospectus, including but not limited to those relating to:

•	the holding of and expected cash flows from debt securities and assumptions relating thereto;

•	the effect of lawsuits, regulatory examinations and investigations and other legal proceedings on our financial condition, results of operations or cash flows;

•	the effect of pending accounting pronouncements on our financial statements;

•	future actions to be taken in connection with our review of our agency relationships;

•	future payment of dividends;

•	the sufficiency of our resources to satisfy operational cash requirements;

•	the likelihood of changes in expected ultimate losses and corresponding loss rates and claim reserves,

•	savings to be achieved through expense management efforts;

•	our pursuit of targeted growth opportunities and evaluation of adjacent, complimentary business spaces;

•	the effect of a decrease in products or services purchased by or for the benefit of our most significant customers;

•	international expansion and the acceptance of title insurance internationally;

•	our continued practice of assuming and ceding large title insurance risks through reinsurance;

•	the competitive importance of price and quality and timeliness of service;

•	continued price adjustments;

•	the adequacy of the allowance against foreseeable loan losses;

•	potential future impairment charges and related assumptions;

•	the impact of uncertainty in general economic conditions and tight mortgage credit;

•	continued declines in foreclosure revenues, costs associated with defending insured’s title to foreclosed properties, and the impact of foreclosure matters on us;

•	our continued monitoring of order volumes and related staffing levels, and adjustments to staffing levels as necessary;

•	uncertainty and volatility in the current economic environment and its effect on title claims;

•	the variance between actual claims experience and projections and future reserve adjustments based on updated estimates of future claims;

•	improvement of specialty insurance profit margins as revenues increase;

•	the timing of claim payments;

•	expected maturity dates of certain assets and liabilities that are sensitive to changes in interest rates;

•	the United States government’s commitment to ensuring that Fannie Mae and Freddie Mac have sufficient capital to perform under guarantees issued and to meet their debt obligations;

•	assumptions underlying goodwill valuations;

•

the realization of tax benefits associated with certain losses, potential tax provisions in connection with the earnings of foreign subsidiaries and the adequacy of tax and related interest estimates in connection with examinations by tax authorities;

•	net actuarial loss and prior service credit relating to pension plans;

•	expected benefit and pension plan contributions, payments and investment strategy and return assumptions;

•	compensation cost recognition; and

•	reserves for liabilities allocated to us in connection with the separation from TFAC,

are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. These forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases.

Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include:

•	interest rate fluctuations;

•	changes in the performance of the real estate markets;

•	volatility in the capital markets;

•	unfavorable economic conditions;

•	impairments in our goodwill or other intangible assets;

•	failures at financial institutions where we deposits funds;

•	changes in applicable government regulations;

•	heightened scrutiny by legislators and regulators of our title insurance and services segment and certain other of our businesses;

•	regulation of title insurance rates;

•	reform of government-sponsored mortgage enterprises;

•	limitations on access to public records and other data;

•	product migration;

•	changes in relationships with large mortgage lenders;

•	changes in measures of the strength of our title insurance underwriters, including ratings and statutory surpluses;

•	losses in our investment portfolio;

•	expenses of and funding obligations to the pension plan;

•	material variance between actual and expected claims experience;

•	defalcations, increased claims or other costs and expenses attributable to our use of title agents;

•	systems interruptions and intrusions, wire transfer errors or unauthorized data disclosures;

•	inability to realize the benefits of our offshore strategy;

•	inability of our subsidiaries to pay dividends or repay funds; and

•	other factors described in our reports that are incorporated by reference in this prospectus.

The forward-looking statements speak only as of the date they are made. Except as required by applicable law, we do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Our company

Through our subsidiaries, we are engaged in the business of providing financial services through our title insurance and services segment and our specialty insurance segment. The title insurance and services segment provides title insurance, closing and/or escrow services and similar or related services domestically and internationally in connection with residential and commercial real estate transactions. We also maintain, manage and provide access to title plant records and images and provide banking, trust and investment advisory services. Our specialty insurance segment issues property and casualty insurance policies and sells home warranty products.

First American Financial Corporation was incorporated in the state of Delaware in January 2008 to serve as the holding company of TFAC’s financial services businesses following the spin-off of those businesses from TFAC, or the Separation. The Separation was consummated on June 1, 2010, at which time our common stock was listed on the New York Stock Exchange under the ticker symbol “FAF.” In connection with the Separation, TFAC reincorporated in Delaware and assumed the name CoreLogic, Inc., or CoreLogic. The businesses operated by our subsidiaries have, in some instances, been in existence since the late 1800s.

Our principal executive offices are located at 1 First American Way, Santa Ana, California 92707-5913 and our telephone number is (714) 250-3000. Our website is http://www.firstam.com. Information contained on or connected to our website is not a prospectus, is not incorporated by reference into this prospectus and does not constitute part of this prospectus.

Risk factors

Investing in our debt securities involves risk. Before you decide whether to purchase any of our debt securities, in addition to the other information, documents or reports included or incorporated by reference into this prospectus and any prospectus supplement or related free writing prospectus, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement, in our most recent Annual Report on Form 10-K and any Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed by us subsequent to such Annual Report on Form 10-K, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act, and in our other filings with the SEC. For more information, see the section of this prospectus entitled “Where You Can Find More Information.” These risks could materially and adversely affect our business, financial condition or operating results and could result in a partial or complete loss of your investment.

Use of proceeds

Except as otherwise may be described in an applicable prospectus supplement, we intend to use the net proceeds from the sale of the debt securities offered hereunder for general corporate purposes, including, among other possible uses, acquisitions, funding for working capital, the repayment or repurchase of short-term or long-term debt or lease obligations, repurchase of our capital stock and other capital expenditures. We may also use the net proceeds for temporary investments until we need them for general corporate purposes.

Ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated.

	Nine months ended September 30, 2012	Year ended December 31,
		2011	2010	2009	2008	2007

Ratio of Earnings to Fixed Charges(1)	10.0x	3.6x	4.6x	3.7x	(2)	(2)

(1)	For purposes of calculating this ratio, earnings consist of income (loss) before income taxes adjusted to exclude income or loss from equity investees and amortization of capitalized interest, plus distributed income of equity investees and fixed charges. Fixed charges are the sum of interest expense, amortization of deferred financing costs and one third of rent expense, which represents our reasonable approximation of the interest factor.

(2)	The amount of the deficiency was $107.9 million in 2008 and $206.8 million in 2007.

Description of the debt securities

This “Description of the Debt Securities” section contains a summary description of the debt securities that First American Financial Corporation may offer and sell from time to time. This summary description is not meant to be a complete description of the debt securities. At the time of an offering and sale, this prospectus together with the accompanying prospectus supplement will contain the material terms of the debt securities being offered.

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that First American Financial Corporation may issue from time to time. We may offer non-convertible secured or unsecured debt securities, which may be senior or subordinated. Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued in one or more series under an indenture between us and U.S. Bank National Association, as trustee, which is filed as an exhibit to the registration statement of which this prospectus is a part. The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in an officer’s certificate or by a supplemental indenture.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general terms and provisions described below may apply to such debt securities, will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

The debt securities may be issued in one or more series as may be authorized from time to time. Unless otherwise provided in the terms of a series of debt securities, a series may be reopened, without notice to or consent of any holder of outstanding debt securities, for issuances of additional debt securities of that series. No limit exists on the aggregate amount of the debt securities we may sell pursuant to the registration statement of which this prospectus is a part. Reference is made to the applicable prospectus supplement for the following terms of the debt securities of each series (if applicable):

•	title and aggregate principal amount;

•	any applicable subordination provisions for any subordinated debt securities;

•	whether the securities will be secured or unsecured;

•	the guarantors, if any, and the terms of any guarantees (including provisions relating to seniority, subordination, security and release of any guarantees);

•	whether the debt securities are exchangeable for other securities;

•	percentage or percentages of principal amount at which the debt securities will be issued;

•	issue and maturity date(s);

•	interest rate(s) or the method for determining the interest rate(s);

•	dates on which interest will accrue or the method for determining dates on which interest will accrue;

•	dates on which interest will be payable and record dates for the determination of the holders to which interest will be payable on such payment dates;

•	the places where payments on the debt securities will be payable;

•	redemption or early repayment provisions;

•	authorized denominations;

•	form;

•	amount of discount or premium, if any, with which the debt securities will be issued;

•	whether the debt securities will be issued in whole or in part in the form of one or more global securities;

•	identity of the depositary for global securities;

•

whether a temporary security is to be issued with respect to a series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•

the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	time period within which, the manner in which and the terms and conditions upon which the purchaser of the debt securities can select the payment currency;

•	securities exchange(s) on which the debt securities will be listed, if any;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	provisions relating to covenant defeasance and legal defeasance;

•	provisions relating to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and

•

any other terms of the debt securities of such series and guarantees thereof, if any (which terms are not inconsistent with the provisions of the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act, but may modify, amend, supplement or delete any of the terms of the indenture with respect the debt securities of such series and guarantees thereof, if any).

One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such debt securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked will be set forth in the applicable prospectus supplement.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

The term “debt securities” includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

The indenture is, and the debt securities will be, construed in accordance with and governed by the laws of the State of New York.

Plan of distribution

We may sell the debt securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters for resale to purchasers;
•	directly to purchasers;
•	through agents or dealers to purchasers;
•	through a combination of any of the foregoing methods of sale.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third parties may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge debt securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned debt securities or, in an event of default in the case of a pledge, sell the pledged debt securities pursuant to this prospectus and the applicable prospectus supplement.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation, in a prospectus supplement. We may indemnify underwriters, dealers, agents or direct purchasers against certain liabilities, including liabilities under the Securities Act. Such underwriters, dealers, agents or direct purchasers may also be entitled to contribution with respect to payments they may be required to make in respect of those liabilities. Our underwriters, dealers, agents or direct purchasers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

Legal matters

The validity of the debt securities to be offered by this prospectus will be passed upon for us by White & Case LLP, New York, New York.

Experts

The financial statements of First American Financial Corporation and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

First American Financial Corporation

$250,000,000  4.30% Senior Notes due 2023

Joint Book-Running Managers

J.P. Morgan	Wells Fargo Securities	US Bancorp

Co-Managers

Barclays	BMO Capital Markets	KeyBanc Capital Markets	Mitsubishi UFJ Securities